EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”), entered into as of August 29, 2019 and effective as of August 30, 2019, is entered into by and between Steven N. Gordon (“Employee” or “you”) and Kadmon Corporation, LLC, a Delaware limited liability company (together with Kadmon Holdings, Inc., a Delaware corporation (“Parent”), the “Company”), on behalf of itself and its past and present parent entities, and its or their subsidiaries, divisions, affiliates and related business entities (collectively, the “Company Entities”).

Section 1.  Concluding Employment.  Pursuant to your notice of resignation, dated August 29, 2019 (the “Separation Date”), you voluntarily resigned from all employment with the Company and any other positions you may have held as an officer, employee, or otherwise, of any of the other Company Entities. As a result, the Separation Date was the termination date of your employment for purposes of participation in and coverage under all compensation or benefit plans and programs sponsored by or through the Company Entities except as otherwise provided herein.  You acknowledge and agree that after the Separation Date you shall not represent, and since the Separation Date you have not represented, yourself as being a director, officer, employee, agent or representative of any Company Entity for any purpose, and you shall not, uninvited, enter the premises of any of the Company Entities at any time. You agree that, as of the date of this Agreement, the Company has made all payments due to you for any earned but unpaid base salary and previously submitted un-reimbursed business expenses (in accordance with usual Company policies, guidelines and practices, including, without limitation, the Company’s Business Travel and Expense Policy). You will retain any previously vested benefits (including equity compensation awards) in accordance with the terms of the applicable benefit plan and/or applicable grant or award agreement. For the avoidance of doubt, your vested stock options and vested stock appreciation rights shall be treated as if your termination of employment was without “cause” within the meaning of the Company’s 2016 Equity Incentive Plan (the “EIP”) (and, for the avoidance of doubt, only for such purposes under the EIP, and not for any other purpose) and, the Company confirms that with respect to your awards under the Company’s 2014 Long Term Incentive Plan (“LTIP”), you have satisfied the Service Vesting Date requirement set forth and defined in your Amended and Restated Award Notification and Grant Agreement

Section 2.  Payment.

(a)  In exchange for your execution of a release and waiver of claims against the Released Parties (as defined below) and your compliance with the other terms and conditions of this Agreement, the Company agrees to: (i) pay you in the aggregate amount of $800,000 (the “Payment Amount”), payable in bi-weekly equal installments over an eighteen-month period, effective as of the Separation Date (the “Payment Period”).  IRS Forms W-2 will issue regarding these payments, and they will be subject to all applicable withholding taxes; (ii) if you timely elect continued coverage under the

Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay on your behalf medical, dental and vision health insurance premiums necessary to continue your coverage (including coverage for eligible dependents, if applicable) for the entirety of the Payment Period (the “Benefit Period”); and (iii) On September 1, 2019, pay legal fees to your counsel, Jonathan S. Sack of Sack & Sack LLP in the amount of $100,000, for which IRS Forms 1099-MISC will issue and which will not be subject to any deductions or withholdings.   Notwithstanding anything to the contrary herein, in the event that you materially and incurably breach any of your obligations under this Agreement, the Company will immediately cease to have any obligations to make (x) any further payments under Section 2(i) above or (y) any further medical insurance premium payments under Section 2(ii) above.  If you become eligible for Health Insurance by any means during the Benefit Period, you must immediately notify the Company and the Company shall immediately cease making any payments related to Health Insurance as set forth hereunder.

(b)  In further exchange for your execution of a release and waiver of claims against the Released Parties and your compliance with the other terms and conditions of this Agreement, the Company agrees to accelerate the vesting of all unvested options and stock appreciation rights granted to you pursuant to the Company’s 2016 Employee Equity Incentive Plan (as amended) prior to the Separation Date.  The Company further agrees to extend the exercise period with respect to all such options and stock appreciation rights granted to you for two (2) years following the Separation Date.

Section 3.  Acknowledgement.  You acknowledge and agree that the payments and other benefits provided pursuant to this Agreement:  (a) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement (including, without limitation, the Employment Agreement, dated July 1, 2015, by and between you and the Company (the “Employment Agreement”), which is the only Employment Agreement in force regarding your relationship with the Company), policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company and (b) exceeds any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company, written, oral or otherwise.

Section 4.  Release.  (a)  Mutual General Release.  You, on behalf of yourself and your agents, heirs, executors, administrators, successors and assigns, hereby RELEASE AND FOREVER DISCHARGE the Company Entities, as well as any and all of their predecessors, successors and assigns and any and all of their respective past or present directors, officers, employees, investors, shareholders, partners, fiduciaries, agents, trustees, administrators, attorneys and insurers, whether acting as agents for the Company or in their individual capacities (collectively the “Released Parties”), from any and all claims, damages, complaints, grievances, causes of action, suits, liabilities, demands and expenses (including attorneys’ fees) of any nature whatsoever, both at law and in equity (except those expressly reserved herein), whether known or unknown, now existing or which may result from the existing state of things, which you now have or ever had against the Released Parties up to and including the date hereof.  In particular, without limitation of the foregoing, the Released Parties are specifically released from and held harmless from any and all claims arising out of or related to your employment relationship with the Company Entities, including, without limitation, your separation from such employment.  It is your intention that this Section 4 constitute a full and final general release of all such claims and that this release be as broad as possible.  This Section 4 does not release or waive any rights or claims that may arise after the date hereof.  By signing this Agreement, the Company hereby releases and forever discharges you with respect to and from any and all commitments, responsibilities, obligations, claims, damages, complaints, grievances, causes of action, suits, liabilities, demands and expenses (including attorneys’ fees) of any nature whatsoever, both at law and in equity (except those expressly reserved herein), whether known or unknown, now existing or which may result from the existing state of things, which the Company now has or ever had against you up to and including the date hereof, except that the Company does not release, discharge, or waive claims against you relating to criminal behavior or other intentional misconduct or gross negligence of which the Company is not currently aware.

(b)  Scope of Release.  Without limiting the foregoing in any way, your release and waiver includes, but is not limited to, any rights or claims you may have under:  the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.); Title VII of the Civil Rights Acts of 1964; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Fair Labor Standards Act; the Equal Pay Act; the Rehabilitation Act of 1973 and the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; Worker Adjustment and Retraining Notification Act of 1988; the Older Workers Benefit Protection Act; the National Labor Relations Act; the Sarbanes-Oxley Act of 2002; the Dodd-Frank Wall Street Reform and Consumer Protection Act; the  claims under the New York State Human Rights Law and the New York City Administrative Code, the Genetic Information Nondiscrimination Act; the Unfair Business Practices Act; and any other federal, state or local laws or regulations concerning employment, the termination thereof or prohibiting employment discrimination, harassment or retaliation.  Your release and waiver also includes any claims against the Company or the Released Parties based on contract or tort, claims for defamation, libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty and fraud, including claims involving your Employment Agreement, all other employment agreements ever executed between you and the Company, and all other promises, employment contracts, oral contracts, or any other agreements between you and the Company.  You agree that you shall never file a lawsuit or other complaint challenging the reasonableness, validity or enforceability of this Section 4.  You waive and release any claim that you have or may have to reemployment after the Separation Date.

(c)  No Lawsuits, Complaints, or Claims.  You waive your right to file any charge or complaint against the Company or any of the Released Parties arising out of your employment or separation from such employment or any facts occurring prior to the date hereof before any federal, state or local court or any federal, state or local administrative agency, except where such waivers are prohibited by law.  By signing this

Agreement, you represent that you have not filed any such claims, causes of action or complaints.  Notwithstanding the foregoing, you do not waive or release any claim which cannot be validly waived or released by private agreement.  Specifically, nothing in this Agreement shall prevent you from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the Securities and Exchange Commission (the “SEC”), Equal Employment Opportunity Commission (the “EEOC”), the New York State or New York City Human Rights Commissions (collectively, the “HRC”) or any other federal, state or local agency charged with the enforcement of any laws applicable to the Company or, directly or indirectly, your employment with the Company.  However, you understand that by signing this Agreement, you waive the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the HRC or any other state or local deferral agency on your behalf to the fullest extent permitted by law, but expressly excluding any award or other relief available from the SEC.  As of the date hereof, you represent and warrant that you have not made any such report, or caused or encouraged any other person to make such a report, as described above in this Section 4.  This Agreement is not intended to, and shall not be interpreted in any manner that limits or restricts you from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities Exchange Act of 1934 (“Section 21F”)) or receiving an award for information provided to any government agency under any legally protected whistleblower rights.  You are further hereby notified that you may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).  You acknowledge that you have no pending workers’ compensation claims and that this Agreement is not related in any way to any claim for workers’ compensation benefits, and that you have no basis for such a claim.

(d)  Rights Not Relinquished.  In executing this Agreement, you shall not relinquish or release (i) any right to any vested benefits under any benefit plans or arrangements maintained by any of the Company Entities and any rights you may have under COBRA, (ii) any available right to indemnification under any applicable directors and officers liability insurance policy, indemnity agreement, applicable state and federal law and the Company’s articles of incorporation and bylaws and (iii) your right to enforce this Agreement.

(e)  Waiver of Claims Under the Age Discrimination in Employment Act.   You recognize that, in signing this Agreement, you are waiving your right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 et seq. (“ADEA”) arising prior to the date that you execute this Agreement.  You understand that you may take twenty-one (21) days from the date this Agreement is presented to you to consider whether to execute this Agreement.  You are advised that you may wish to consult with an attorney prior to execution of this Agreement.  Once you have executed this Agreement, you may revoke the Agreement at any time during the seven (7) day period following your execution of the Agreement.  After seven (7) days have passed following your execution of this Agreement, your execution of this Agreement shall be final and irrevocable.

(f)  Knowing and Voluntary Execution.  By signing this Agreement, you hereby acknowledge and confirm that:  (i) you have read this Agreement in its entirety and understands all of its terms; (ii) by this Agreement, you have been advised in writing of the right to consult with an attorney of your choosing before executing this Agreement and have been strongly encouraged and given the opportunity to so consult with an attorney; (iii) you knowingly, freely, and voluntarily assent to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it; (iv) you are executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; and (vi) you understand that the release contained in this Section 4 does not apply to rights and claims that may arise after you sign this Agreement.

Section 5.  Restrictive Covenants.

(a)  Non-Disparagement.  You agree not to make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action that may, directly or indirectly, disparage any of the Company Entities, as well as any and all of their predecessors, successors and assigns and any and all of their respective past, present or future directors, officers, employees, investors, shareholders, partners, fiduciaries, agents, trustees, administrators, attorneys and insurers, whether acting as agents for the Company or in their individual capacities (collectively, the “Company Representatives”). For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press and/or media, the Company Entities or any individual or entity with whom any of the Company Entities has a business relationship which would adversely affect in any manner (i) the conduct of the business of any of the Company Entities (including, without limitation, any business plans or prospects), (ii) the business reputation of the Company Entities or (iii) the personal reputations of any Company Representative. The Company will direct its current executive officers and directors not to make untrue statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action that may, directly or indirectly, disparage you personally or professionally.  When describing your separation of employment from the Company to third parties, the Company will describe your departure as a resignation, use words consistent in form and substance with the statement contained in Exhibit A or provide an actual copy of Exhibit A; provided, however, that the Company shall have no obligation or liability for the statements, representations or communications of its non-executive officer employees or agents.  Nothing in this Agreement shall preclude you or the Company’s directors and officers from responding truthfully to a valid subpoena, cooperating with a governmental agency in connection with any investigation it is conducting, or taking any action otherwise required or permitted by law, provided that such response does not exceed that required by the law, regulation, or order.  The Company and/or you shall promptly provide written notice of any such order to the other’s counsel, except as prohibited by law.

(b)  Cooperation.  (i)  You agree that you will cooperate (1) with the Company Entities and their respective counsel in connection with any current investigation, administrative proceeding or existing litigation relating to any matter that occurred during your employment in which you were involved and of which you have knowledge and (2) with the Company Entities with respect to the transition of your duties and authorities to other employees of the Company following the date hereof. The Company will provide you with reasonable compensation for any such cooperation that is provided after the eighteen month anniversary of your Separation Date not to exceed $1,643.84 per day; provided, however, that the Company will have no obligation at any time to compensate you for cooperation provided in connection with any currently threatened or pending proceedings or litigation described in subclause (1) above.

(ii)  Both parties agree that, in the event it is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or the Company Entities, it will give prompt notice of such request to the other’s counsel (or her/his successor or designee), except as prohibited by law, and will make no disclosure until the other party had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

(c)  Mutual Confidentiality.  The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by either party to any person or entity without the prior written consent of the other party, except if required by law or rule of a national securities exchange, and to a party’s accountants, attorneys and/or immediate family, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement.  Each party further represents that it has not disclosed the terms and conditions of the Agreement, or had any communications regarding the discussions or other deliberative processes of the Board with respect to this Agreement, to anyone other than the party’s advisors, attorneys, accountants and/or family.

(d)  Confidential Information.  (i)  You acknowledge that during the course of your employment with the Company Entities, you have had access to information relating to the Company Entities and their respective businesses that is not generally known by persons not employed by the Company Entities and that could not easily be determined or learned by someone outside of the Company Entities that provides the Company Entities with a competitive advantage, or that could be used to the Company Entities’ disadvantage by a competitor (“Confidential Information”) and that such information constitutes a valuable asset of the Company Entities.  You shall not, without the prior written consent of the Company or as required by law, use or disclose or enable anyone else to use or disclose any Confidential Information of the Company Entities (whether or not developed by you), nor shall you have any communications with any outside investors of the Company as of the date hereof regarding the Company Entities and their respective businesses; provided, however, that inadvertent communications with any outside investors regarding the Company Entities and their respective businesses shall not constitute a breach of this Agreement provided that (A) such communications do not include the disclosure of Confidential Information and (B) after you have knowledge of such occurrence, you (x) immediately cease any further infringing communications and (y) report all such inadvertent communications to the Company as soon as reasonably practicable.  As used herein, the term “Confidential Information” includes, but is not limited to, (X) all trade secrets, confidential information and know-how, business plans, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Company or any of the products or services made, developed or sold by the Company, but does not include information any of the Company Entities have previously intentionally disclosed to the public or is otherwise in the public domain, and (Y) the Company’s tangible and electronic documents and information used to implement, develop, produce, distribute or otherwise commercialize (1) ROCK inhibitor platforms, (2) Wilson disease-based treatments, (3) polycystic kidney disease-based treatments and (4) any of the Company’s existing commercial or development programs in place as of the date hereof   You agree not to disclose or use such Confidential Information at any time in the future except as may be required by law.

(ii)  In the event that you are requested pursuant to, or required by, applicable law, rule or regulation of any governmental entity or national securities exchange, or legal process to disclose any Confidential Information, you will promptly notify the Company so that it may seek a protective order or other appropriate remedy, and you will cooperate fully with the Company in protecting Confidential Information to the extent possible under applicable law.  In the event that no such protective order or other remedy is obtained, or that the Company does not waive compliance with the terms hereof applicable to such disclosure, the Company nonetheless shall be deemed to consent to the disclosure of, and you will furnish, only that portion of the Confidential Information which you are legally required to disclose and you agree to exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

(iii)  Notwithstanding anything in this Agreement to the contrary, nothing in or about this Agreement prohibits you from:  (1) filing and, as provided for under Section 21F, maintaining the confidentiality of a claim with the SEC; (2) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate this Section 5, to the extent permitted by Section 21F; (3) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (4) receiving a monetary award as set forth in Section 21F.

(iv)  You acknowledge and agree that, if you are found by a court of competent jurisdiction to have violated the terms and conditions of Section 5(f), you shall be obligated to pay liquidated damages to the Company in an amount equal to the legal fees incurred by the Company in connection with such proceeding.  In addition, the Company shall be entitled to obtain equitable relief, including injunctive relief, to enforce this provision and shall be entitled to retain any and all profits related to any commercialization compensation or income earned by or owed to you or your affiliates, directly or indirectly, from any such violation of this Section 5(d).

(e)  Return of Property.  You represent that, as of the date hereof, you have returned (or have initiated the prompt return) to the Company all property of material value belonging to, procured on behalf of or paid for by the Company Entities during your employment, including but not limited to all proprietary and/or Confidential Information and that you no longer have any IT-related equipment with access to the Company network.  The Company will pack and send to you, at a location of your choosing in New York State, your personal effects, which will be facilitated through the Company’s human resources department in accordance with normal practice.  The Company will provide you with the printer and desktop computer from your office after it has been appropriately sanitized of Company related data.  You are authorized to cancel the Dropbox account under your name and permitted to stop making monthly payments thereon.

(f)  Prior Acts or Omissions.  You represent that, from the Separation Date through the date hereof, you have not performed any act or omission that would otherwise result in a breach of any provision of this Section 5.

(g)  Definitions.  The following terms have the meanings provided below.

(1)   “Employee of the Company” means any employee of any Company Entity who was employed by any Company Entity at any time in the 12‑month period immediately preceding any actual or attempted hiring, solicitation or making of an offer.

Section 6.  Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

Section 7.  Breach of Agreement.  The parties agree that for any breach of this Agreement, the non-breaching party may seek all relief available under the law or at equity, including, if by you, recoupment of the Payment Amount and benefits provided pursuant to this Agreement.  The parties further acknowledge that any breach of the covenants set forth in this Agreement will cause the non-breaching party irreparable harm for which there is no adequate remedy at law, and the breaching party therefore consents to the issuance of an injunction in favor of the non-breaching enjoining the alleged breach of any of those covenants by any court of competent jurisdiction.

Section 8.  Section 409A.  (a)  Intent to Comply with Section 409A.  Notwithstanding anything to the contrary set forth in this Agreement or any other plan,

policy, arrangement or agreement with any of the Company Entities (this Agreement and such other plans, policies, arrangements and agreements, collectively the “Company Plans”), it is intended that the provisions of the Company Plans comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (“Section 409A”) and all provisions of the Company Plans shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  However, in light of the uncertainty surrounding the proper application of Section 409A, the Company cannot make any representations or guarantees with respect to compliance with such requirements, and neither the Company nor any of the Company Entities will have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

(b)  Timing of Reimbursement Payments and Other Benefits.  Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to you under any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) or any successor thereto.  Furthermore, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) or any successor thereto. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A and payable on account of your separation from service shall be made to you prior to the date that is six months after your Separation Date or, if earlier, your date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the first payroll date following the date that is six months after your Separation Date.

Section 9.  Miscellaneous.  (a)  This Agreement is not intended, and shall not be construed, as an admission that either party or any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the other.

(b)  Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

Section 10.  Assignment.  This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.  You may not assign this Agreement, or any right, remedy, obligation nor liability arising hereunder, and any attempt to assign this Agreement or any right, remedy, obligation or liability hereunder shall be void ab initio.

Section 11.  Governing Law.  (a)  This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

Section 12.  Entire Agreement.  You understand that this Agreement constitutes the complete understanding between the Company and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities, including, without limitation, the Employment Agreement; provided, however, that you agree that: (a) you shall remain subject to any non-competition agreement; confidentiality agreement, or employee invention agreement that you executed prior to commencing employment with the Company or any of the Company Entities, or during your employment with the Company (including, without limitation, the terms and conditions set forth in Appendix A to each of the LTIP, Amended and Restated Award Notification and Grant Agreements – EAR Unit Awards); and (b) all parties agree that the LTIP and your awards thereunder are not impacted by this Agreement and remain in full force and effect in their entirety.  As of the date hereof, you represent and warrant that you have complied with the terms of each of the agreements described in this Section 12 and no breach or default has occurred thereunder as a result of your actions or activities.  No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the date hereof.

Section 13.  Headings and Captions.  The headings and captions herein are provided for reference and convenience only.  They shall not be considered part of the Agreement and shall not be employed in the construction of the Agreement.

Dated:August 29, 2019

By:	/s/ Steven N. Gordon
Steven N. Gordon

Dated:August 29, 2019

KADMON CORPORATION, LLC

By:	/s/ Harlan W. Waksal
Harlan W. Waksal
President and Chief Executive Officer